PRESS RELEASE

Date:	April 20, 2007

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of
MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces First Quarter 2007 Earnings

 Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the “Bank”), announced today that net income for the first quarter ended March 31, 2007 was $1.0 million, or $.25 for basic and diluted earnings per share. This compared to net income for the same period in 2006 of $1.6 million, or $.37 for basic and $.36 for diluted earnings per share. Annualized return on assets was .44% and return on average tangible equity was 5.79% for the first quarter of 2007 compared to .65% and 8.32% respectively, for the same period of last year. The comparative reduction of income for the three month period was primarily due to a shrinking net interest margin as discussed below. The increase in net interest margin on a linked quarter basis is also discussed below. “We continue to operate in a difficult interest rate environment,” Dave Heeter, President and CEO of MutualFirst said. “We believe this slight margin expansion is indicative that we are making progress against obvious challenges.”

On March 22, 2007 the Bank completed the acquisition of Wagley Investment Advisors, Inc. Wagley Investment Advisors, Inc. will be known as Mutual Financial Advisors, providing new and expanded investment management services not previously offered by the Bank.  Mutual Financial Advisors will offer a full range of non-bank investment options and money management.  “This acquisition will expand the Bank’s customer base and will create opportunity to deepen customers relationships,” CEO Heeter added.

Assets totaled $945.4 million at March 31, 2007, a decrease from December 31, 2006 of $15.5 million, or 1.6%. Gross loans, excluding loans held for sale, decreased $10.8 million, or 1.3%. Consumer loans decreased $1.7 million or .7%, and commercial loans decreased $5.3 million, or 3.8%, while residential mortgage loans held in the portfolio decreased $3.8 million, or .8%. Residential mortgage loans held for sale decreased $50,000 and mortgage loans sold during the quarter totaled $5.0 million compared to $4.7 million sold in the first quarter of last year. First quarter seasonality and paydowns are the primary reasons for the decreased loan balances. The current loan pipeline is strong and indicates the opportunity for growth. Investment securities available for sale decreased $860,000, or 2.1%.

Allowance for loan losses was $8.2 million at March 31, 2007, an increase of $64,000 from December 31, 2006. Net charge offs for the quarter ended March 31, 2007 were $269,000 or .13% of average loans on an annualized basis compared to $464,000, or .22% of average loans for the comparable period in 2006. The decrease was primarily due to a recovery of $196,000 for previously charged off commercial leases. As of March 31, 2007, the allowance for loan losses as a percentage of non-performing loans and total loans was 155.0% and 1.02%, respectively, compared to 143.59% and 1.00%, respectively at December 31, 2006. CEO Heeter commented, “We continue to see consistent quality in our loan portfolio. Aversion to higher risk loan opportunities like sub-prime lending has created solid loan quality.”

Total deposits were $700.7 million at March 31, 2007, a slight decrease of $2.7 million, or .4% from December 31, 2006. This decrease was due primarily to decreases in wholesale deposits of $9.7 million and retail certificates of deposit of $6.0 million. Consistent with our strategy, these decreases were mostly offset by increases in core demand, money market and savings deposits of $13.0 million. Total borrowings decreased $14.8 million to $144.0 million at March 31, 2007 from $158.9 million at December 31, 2006 due to the payment of several maturing and variable rate FHLB advances.Stockholders’ equity was $87.6 million at March 31, 2007, an increase of $373,000, or .4% from December 31, 2006. Net income of $1.0 million, Employee Stock Ownership Plan (ESOP) and RRP shares earned of $167,000 and options exercised netting $87,000 were partially offset by the repurchase of 16,000 shares of common stock for $317,000 and dividend payments of $653,000. Also, the unrealized loss on securities available for sale decreased $46,000 from $355,000 at December 31, 2006 to $309,000 at March 31, 2007.

Net interest income before the provision for loan losses decreased $1.0 million from $7.0 million for the three months ended March 31, 2006 to $6.0 million for the three months ended March 31, 2007. The primary reason for the decline was a 41 basis point decrease in the net interest margin reflecting the Bank’s liability sensitive nature, as short term interest rates rose and average interest-earning assets decreased $17.8 million, or 2.0%. This reduction in average interest-earning assets was primarily due to a restructuring of the balance sheet in the fourth quarter of 2006 and decreased loan balances in the first quarter of 2007. On a linked quarter basis, net interest margin increased to 2.79% for the three months ended March 31, 2007 compared to 2.75% for the three months ended December 31, 2006. The primary reason for the increase was the restructuring of the balance sheet in the fourth quarter 2006 and a flattening of deposit re-pricing during the first quarter of 2007.

The provision for loan losses for the first quarter of 2007 was $332,000, down from $393,000 for last year’s comparable period. The decrease was due to decreased net charge offs, improving delinquency trends and lower loan balances. Non-performing loans to total loans at March 31, 2007 were .66% compared to .70% at December 31, 2006. Non-performing assets to total assets were .80% at March 31, 2007 compared to .86% at December 31, 2006.

Non-interest income increased $69,000 to $1.7 million, or 4.1% for the three months ended March 31, 2007 compared to the same period in 2006. The increase was primarily due to increases in the increase of cash surrender value of life insurance of $101,000, or 42.4% and service fees on transaction accounts of $56,000, or 5.6%. These increases were partially offset by decreases in gains on sales and servicing of loans sold of $43,000 and gains on limited partnerships of $38,000. On a linked quarter basis, non-interest income increased $179,000. Gain on sales and servicing of loans sold increased $1.1 million primarily due to a $24.6 million loan sale in November 2006 at a loss of $1.2 million. Other income decreased $1.0 million primarily due to non-recurring events including a gain on a land exchange in Elkhart County and prior year state tax refunds in the fourth quarter of 2006 compared to the first quarter of 2007.

Non-interest expense remained unchanged at $6.2 million for the three months ended March 31, 2007 compared to the same period in 2006. Increases in current quarter non-interest expense compared to the same period in 2006 include increases in marketing expense of $64,000 and increases in occupancy expense of $28,000 which are a result of the acquisition of three branches from First Financial Bank. Other expenses increased $56,000 primarily due to increased REO expense due to more repossessed properties. These increases were offset by decreases in salaries and employee benefits of $110,000, primarily due to changes in health care plans, and decreases in professional fees of $80,000, primarily due to a recovery of legal costs on charged off leases and the conclusion of a three year consulting agreement in November of 2006.

Income tax expense decreased $387,000 for the three months ended March 31, 2007 compared to the same period in 2006 due to less taxable income. The effective tax rate decreased from 25.0% to 11.3% due to an increased percentage of low income housing tax credits to taxable income when comparing the first quarter of 2006 and the first quarter of 2007, respectively.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with twenty-one full service offices in Delaware, Grant, Kosciusko, Randolph and Wabash counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	31-Mar	31-Dec
Selected Financial Condition Data(Unaudited):	2007	2006
	(000)	(000)

Total Assets	$945,351	$960,842

Cash and cash equivalents	20,583	24,915

Loans held for sale	1,280	1,330

Loans receivable, net	794,789	805,625

Investment securities available for sale, at fair value	40,504	41,363

Total deposits	700,657	703,359

Total borrowings	144,032	158,852

Total stockholders' equity	87,638	87,264

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	31-Mar	31-Dec	31-Mar
Selected Operations Data (Unaudited):	2007	2006	2006
	(000)	(000)	(000)

Total interest income	$13,809	$14,284	$13,588
Total interest expense	7,814	8,184	6,557

Net interest income	5,995	6,100	7,031
Provision for loan losses	332	625	393
Net interest income after provision
for loan losses	5,663	5,475	6,638

Non-interest income
Fees and service charges	1,064	1,103	1,007
Equity in gains (losses) of limited partnerships	(27)	(166)	12
Commissions	197	195	198
Net gain (loss) on loan sales and servicing	91	(963)	134
Increase in cash surrender value of life insurance	338	304	237
Other income	70	1,081	76
Total non-interest income	1,733	1,554	1,664

Non-interest expense
Salaries and benefits	3,639	3,651	3,749
Occupancy and equipment	908	858	879
Data processing fees	256	238	218
Professional fees	179	266	258
Marketing	209	251	144
Other expenses	1,028	1,105	972
Total non-interest expense	6,219	6,369	6,220

Income before taxes	1,177	660	2,082
Income tax provision	133	(43)	520
Net income	$1,044	$703	$1,562

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		3/31/2007			3/31/2006
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$2,963	$27	3.64%	$2,097	$12	2.29%
Mortgage-backed securities:
Available-for-sale	9,696	117	4.83	9,761	106	4.34
Investment securities:
Available-for-sale	30,759	388	5.05	30,057	327	4.35
Loans receivable	807,217	13,150	6.52	826,381	13,023	6.30
Stock in FHLB of Indianapolis	9,938	127	5.11	10,125	120	4.74
Total interest-earning assets (3)	860,573	13,809	6.42	878,421	13,588	6.19
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	86,409			84,419
Total assets	$946,982			$962,840

Interest-Bearing Liabilities:
Demand and NOW accounts	$119,243	674	2.26	$79,698	160	0.80
Savings deposits	56,943	70	0.49	62,521	77	0.49
Money market accounts	26,338	155	2.35	43,028	187	1.74
Certificate accounts	447,376	5,098	4.56	466,220	4,364	3.74
Total deposits	649,900	5,997	3.69	651,467	4,788	2.94
Borrowings	146,038	1,817	4.98	163,517	1,769	4.33
Total interest-bearing accounts	795,938	7,814	3.93	814,984	6,557	3.22
Non-interest bearing deposit accounts	49,269			44,340
Other liabilities	14,684			14,472
Total liabilities	859,891			873,796
Stockholders' equity	87,091			89,044
Total liabilities and stockholders' equity	$946,982			$962,840

Net earning assets	$64,635			$63,437

Net interest income		$5,995			$7,031

Net interest rate spread			2.49%			2.97%

Net yield on average interest-earning assets			2.79%			3.20%

Average interest-earning assets to
average interest-bearing liabilities			108.12%			107.78%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	31-Mar	31-Dec	31-Mar
Selected Financial Ratios and Other Financial Data (Unaudited):	2007	2006	2006

Share and per share data:
Average common shares outstanding
Basic	4,129,925	4,131,938	4,269,197
Diluted	4,197,120	4,205,594	4,353,654
Per share:
Basic earnings	$0.25	$0.17	$0.37
Diluted earnings	$0.25	$0.17	$0.36
Dividends	$0.15	$0.15	$0.14

Dividend payout ratio	60.00%	88.24%	38.89%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.44%	0.29%	0.65%
Return on average tangible equity (ratio of net
income to average tangible equity)(1)	5.79%	3.88%	8.32%
Interest rate spread information:
Average during the period(1)	2.49%	2.49%	2.97%

Net interest margin(1)(2)	2.79%	2.75%	3.20%

Efficiency Ratio	80.47%	83.21%	71.54%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	108.12%	107.31%	107.78%

Allowance for loan losses:
Balance beginning of period	$8,156	$8,051	$8,100
Charge offs:
One- to four- family	120	57	222
Multi-family	0	0	0
Commercial real estate	0	48	0
Construction or development	0	0	0
Consumer loans	413	476	247
Commercial business loans	0	0	25
Sub-total	533	581	494

Recoveries:
One- to four- family	0	3	0
Multi-family	0	0	0
Commercial real estate	0	0	0
Construction or development	0	0	0
Consumer loans	64	58	30
Commercial business loans	200	0	0
Sub-total	264	61	30

Net charge offs	269	520	464
Additions charged to operations	332	625	393
Balance end of period	$8,219	$8,156	$8,029

Net loan charge-offs to average loans (1)	0.13%	0.25%	0.22%

	March 31,	December 31,	March 31,
	2007	2006	2006

Total shares outstanding	4,357,130	4,366,636	4,513,476
Tangible book value per share	$16.68	$16.57	$16.65

Nonperforming assets (000's)
Loans: Non-accrual	$5,144	$5,569	$4,416
Accruing loans past due 90 days or more	48	0	2,025
Restructured loans	111	111	115
Total nonperforming loans	5,303	5,680	6,556
Real estate owned	1,003	1,273	1,647
Other repossessed assets	1,254	1,322	823
Total nonperforming assets	$7,560	$8,275	$9,026

Asset Quality Ratios:
Non-performing assets to total assets	0.80%	0.86%	0.94%
Non-performing loans to total loans	0.66%	0.70%	0.79%
Allowance for loan losses to non-performing loans	154.99%	143.59%	122.47%
Allowance for loan losses to loans receivable	1.02%	1.00%	0.97%

(1) Ratios for the three periods have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.